Exhibit 10.17

Certain identified information has been excluded from this exhibit (indicated by “[***]”) because it is both not material and is the type that the registrant treats as private or confidential.

DISTRIBUTION AGREEMENT FOR THE MARKET OF THE U.S.

by and between

DENTALPOINT AG

Bodenaeckerstrasse 5, 8957 Spreitenbach, Switzerland

and

Keystone Dental, Inc.

154 Middlesex Turnpike, Burlington, MA 01803, USA

as of

January 6, 2021

Regarding: Delivery and Distribution of Ceramic Dental Implants ZERAMEX®

Recitals

This DISTRIBUTION AGREEMENT FOR THE MARKET OF THE U.S. (the “AGREEMENT”) is entered into as 6 of January 2021, by and between DENTALPOINT AG, a Swiss corporation with company number CHE-112.681.743 (“MANUFACTURER”), and Keystone Dental, Inc., a Delaware corporation (“DISTRIBUTOR”). MANUFACTURER and DISTRIBUTOR are individually referred to herein as a “PARTY” and collectively, the “PARTIES.”

MANUFACTURER is a leading producer of ceramic dental implants and owner of certain ceramic and carbon technologies, as well as trademarks to ZERAMEX® and VICARBO®.

DISTRIBUTOR is a distributor specializing in the marketing and sale of dental implants in the Territory (defined in Section 1.5). DISTRIBUTOR has the resources, knowhow, and network to successfully market and distribute the Products (defined in Section 1.4) within the Territory.

The PARTIES desire that DISTRIBUTOR become a non-exclusive distributor of the Products within the Territory on the terms and conditions set forth herein.

NOW THEREFORE, in consideration of the foregoing, the PARTIES agree as follows:

1.	Appointment of DISTRIBUTOR | Sale and Purchase | Territory | Products

1.1	Appointment of DISTRIBUTOR

Subject to the terms and conditions of this AGREEMENT, MANUFACTURER hereby appoints DISTRIBUTOR, and DISTRIBUTOR hereby accepts such appointment, to act as a non-exclusive distributor of the ZERAMEX® products of MANUFACTURER as further described in Exhibit A, together with other products, trademarks and product modifications as may be added in the future (the “Products”) to end customers (i.e., dental practices) located within the Territory.

1.2	Sale and Purchase of Products

a) DISTRIBUTOR shall buy from MANUFACTURER, and MANUFACTURER shall sell to DISTRIBUTOR, at the prices set forth in accordance with Section 2 of this AGREEMENT, the Products for re-sale within the Territory. DISTRIBUTOR is not required to purchase any minimum amount or quantity of the Products.

b) MANUFACTURER shall maintain sufficient Product inventory to permit it to fill DISTRIBUTOR’s orders as required herein. The product inventory will be based on DISTRIBUTOR’s rolling forecast.

1.3	Territory

a) The territory covered by this AGREEMENT shall be the United States of America (the “Territory”).

1.4	Products

a) This AGREEMENT shall cover the Products listed in Exhibit A.

b) Implants and abutments are patented (granted and pending). The brand name ZERAMEX® and VICARBO® are registered trademarks of MANUFACTURER.

1.5	FDA Clearance

a) MANUFACTURER represents and warrants that the Food and Drug Administration (“FDA”) has approved the Products for distribution within the Territory. Upon DISTRIBUTOR’s request, MANUFACTURER shall provide evidence of such approval to DISTRIBUTOR as is reasonably required by DISTRIBUTOR to comply with applicable laws and regulations.

b) MANUFACTURER shall not deliver to DISTRIBUTOR any Products that have not cleared or approved by the FDA for distribution within the Territory.

2.	Pricing | Fees | Costs | Conditions of Payment

2.1	Retail Pricing

a) The final suggested retail prices (“Suggested Retail Prices”) (in CHF) for 2020 and 2021, excluding any applicable sales tax, customs and distribution costs, are listed in Exhibit B. MANUFACTURER will re-determine suggested retail prices in December of each year, beginning with December, 2021. In case of changing the retail prices DISTRIBUTOR and MANUFACTURER shall mutually consider changing the discount (article 2.2) and if they do not agree, either PARTY may terminate the AGREEMENT in accordance with Section 10.6. The prices listed in Exhibit B are prices ex-works Switzerland.

b) Notwithstanding the Suggested Retail Price, DISTRIBUTOR, in its sole discretion, may set the end user retail prices in the Territory.

2.2	Pricing between MANUFACTURER and DISTRIBUTOR

a) The price for the Products at which MANUFACTURER shall sell to DISTRIBUTOR (“Transfer Price”) are determined by reference to the Suggested Retail Prices. Specifically, the Transfer Price is calculated as a percentage of the Suggested Retail Price:

[***]

*	[***]

b) Once a purchase threshold is met for a particular calendar year, the lower Transfer Price shall apply both retroactively and prospectively for the rest of that calendar year.

[***]

[***]

c) If MANUFACTURER, pursuant to Section 2.1 of this AGREEMENT, adjusts the Suggested Retail Price, the Transfer Price shall be adjusted accordingly, as a percentage of the revised Suggested Retail Price. The discounts granted under the above price list is a compensation for the services provided by the DISTRIBUTOR under this AGREEMENT.

d) DISTRIBUTOR retains the right to immediately set off rejections of the Product or discrepancies on invoices against current or future invoices for all orders.

2.3	Other Costs | Taxes | Sales Tax

All prices stated are FOB MANUFACTURER’S offices at Bodenaeckerstrasse 5,8957 Spreitenbach, Switzerland. Prices do not include the cost of transportation and other related fees, all of which shall be borne by DISTRIBUTOR. Prices do not include any federal, state, or local taxes applicable to the Products, all of which shall be borne by DISTRIBUTOR. DISTRIBUTOR alone shall be responsible for collecting and paying any and all local, state, and federal sales taxes in connection with its retail sales to end customers. An amount equal to the appropriate taxes will be added to the invoice by MANUFACTURER to DISTRIBUTOR, where the MANUFACTURER has the legal obligation to collect such taxes. Notwithstanding the foregoing, DISTRIBUTOR may appeal any such taxes invoiced by MANUFACTURER to DISTRIBUTOR and MANUFACTURER shall assist DISTRIBUTOR with any such appeal with the appropriate taxing authority.

DISTRIBUTOR shall pay such amount to MANUFACTURER unless DISTRIBUTOR provides MANUFACTURER with a valid tax exemption certificate authorized by the appropriate taxing authority(ies).

2.4	Terms of Payment

a) MANUFACTURER shall invoice DISTRIBUTOR prior to delivery of the ordered Products. Unless instructed otherwise by MANUFACTURER, DISTRIBUTOR shall pay to MANUFACTURER within thirty (30) calendar days from the day of the order confirmation. DISTRIBUTOR shall pay all invoices in CHF. Once the order volume of Products has exceeded [***] DISTRIBUTOR shall pay for all subsequent deliveries within thirty (30) calendar days of receiving the Products. DISTRIBUTOR shall pay invoices in CHF (Swiss Francs).

b) On a quarterly basis, the parties agree to bear the risk and to share the benefits of any fluctuation in the exchange rate of the U.S. dollar to the Swiss franc (the “Exchange Rate Fluctuation”) in equal parts, provided as follows: The parties agree that the following exchange rate of the U.S. dollar to the Swiss franc shall form the benchmark for determining any fluctuations: 0.92 (the “Benchmark”).

The Exchange Rate Fluctuation shall be calculated for the first time at the end of March 2021 (for the period January, February, March 2021), and after that at the end of each Exchange Rate Period using the exact rates on the date(s) of each sale of Products from MANUFACTURER to DISTRIBUTOR for any given Exchange Rate Period.

If, and only if, the Exchange Rate Fluctuation for any given sales in any given Exchange Rate Period exceeds three percent (3%) in any given direction, any decrease from the Benchmark for any given sale during the Exchange Rate Period, and resulting benefit to DISTRIBUTOR, shall be shared equally among the Parties. By way of example, if at the time of DISTRIBUTOR’S payment for Products, there is a decrease from Benchmark equaling 4 cents for every Swiss franc, MANUFACTURER will be credited 2 cents for every Swiss franc DISTRIBUTOR pays MANUFACTURER for the Products for any given Exchange Rate Period. Likewise an increase from the Benchmark for any given sale during the Exchange Rate Period, and resulting detriment to DISTRIBUTOR, shall be shared equally among the Parties. By way of example, if at the time DISTRIBUTOR’S payment for Products there is an increase from the Benchmark equaling 4 cents for every Swiss franc, DISTIBUTOR will be credited 2 cents for every Swiss franc, DISTRIBUTOR pays MANUFACTURER for the Products for any given Exchange Rate Period.

Within 15 calendar days after the end of each quarter, DISTRIBUTOR will send a summary and payment details where the exchange rate applied per payment can be identified. Within 10 calendar days after receipt of this overview and the corresponding receipts, the MANUFACTURER will issue a credit note/invoice to DISTRIBUTOR.

2.5	Pick-up | Delivery

DISTRIBUTOR shall be responsible for delivery from MANUFACTURER’S facility to DISTRIBUTOR’S facility in its Territory.

a) DISTRIBUTOR may nevertheless withhold payment of invoices to a maximum extent of 40% of the amount of each order as to the accuracy of the invoice of the conformity of the Products to this AGREEMENT, so long as DISTRIBUTOR (i) promptly notifies MANUFACTURER of the dispute (no later than 30 days after shipment of the Products), (ii) pays all undisputed amounts when due, and (iii) is actively engaged with MANUFACTURER in attempting to resolve the dispute, by appropriate means.

2.6	Order Procedure

a) To place orders, DISTRIBUTOR shall issue purchase orders to MANUFACTURER from time to time. MANUFACTURER shall fill promptly and to the best of its ability all orders received from DISTRIBUTOR.

b) MANUFACTURER shall confirm to DISTRIBUTOR the receipt of each purchase order issued hereunder within ten (10) days following MANUFACTURER’s receipt thereof and shall promptly fill all orders received. If MANUFACTURER fails to issue a rejection to the purchase order within the time set forth in this Section 2.6, or commences performance under such purchase order without providing confirmation, MANUFACTURER will be deemed to have accepted the purchase order.

2.7	Delivery of Products

MANUFACTURER shall deliver the Product in the quantities and on the date(s) specified in the relevant purchase order or as otherwise agreed in writing by the PARTIES.

MANUFACTURER will make its Products available in quantities to meet DISTRIBUTOR’S forecast in the Territory.

2.8	Acceptance of Products

a) DISTRIBUTOR shall inspect each shipment of Products for obvious defects or damage and give MANUFACTURER written notice of any such obvious defects or damages to any Product or obvious non-conformity with the Product specifications or the purchase order(s) within thirty (30) days following the day of receipt of the Products at DISTRIBUTOR’s facility in the Territory. No inspection of any Products shall serve to waive any warranty or other rights granted DISTRIBUTOR’s by law or this AGREEMENT.

b) In addition to and without limiting its rights under this AGREEMENT, DISTRIBUTOR may return any Product purchased under this AGREEMENT for a full refund due to non-conformance.

2.9	Passing of Title | Customs

Title shall pass and risk of loss shall be on DISTRIBUTOR from time of pickup at MANUFACTURER’S facility.

DISTRIBUTOR shall be responsible for handling all aspects of importing the Products into the Territory, in particular customs clearance and customs duty. All related costs shall be borne by DISTRIBUTOR.

3.	Services and Additional Obligations of DISTRIBUTOR

3.1	Promotion and Distribution of Products

a) DISTRIBUTOR agrees to use commercially reasonable efforts to promote the sale of the Products within the Territory, including marketing to prospective end customers and maintaining an adequate sales force. DISTRIBUTOR will give fair representation of the Products and make commercially reasonable sales efforts at trade shows and conferences. DISTRIBUTOR shall bear all associated costs, unless otherwise specified herein.

b) DISTRIBUTOR shall be responsible for adequately training its sales force with regard to the Products. DISTRIBUTOR shall bear all associated costs. MANUFACTURER, pursuant to its obligations under Sections 4.1 and 4.2 of this AGREEMENT, shall provide all necessary Product-specific information DISTRIBUTOR requires for the sales force training and may, in its sole discretion, provide additional assistance.

3.2	Customer Service

DISTRIBUTOR shall use commercially reasonable efforts to provide customer service, including an after-sales hotline, to its Customers. DISTRIBUTOR shall bear all associated costs.

3.3	Product Planning | Tracking | Warehousing | Invoicing | Delivery

DISTRIBUTOR shall be responsible for quantity planning, warehouse planning, readiness for delivery, lot tracking, purchase order processing, invoicing and collecting payments from customers, including payment of all federal, state, and local sales taxes in connection with distribution of the Products within the Territory. DISTRIBUTOR shall bear all associated costs.

3.4	Cooperation with MANUFACTURER’s R&D Efforts | Customer Information

a) DISTRIBUTOR, upon MANUFACTURER’s request, shall reasonably cooperate with MANUFACTURER’s scientific/technical advisory council. DISTRIBUTOR shall provide MANUFACTURER access to any Product-specific scientific/technical advisory council it may maintain or in which it may participate.

b) DISTRIBUTOR must not market, promote or supply the Products outside the Territory, or to any person that the DISTRIBUTOR knows intends to sell or otherwise commercially resupply the Products outside the Territory. DISTRIBUTOR shall submit to MANUFACTURER, for MANUFACTURER’s attention and handling, all inquiries received by DISTRIBUTOR from any customers outside the Territory.

3.5	Survey

DISTRIBUTOR shall contact its end customers, on behalf of MANUFACTURER, for the purposes of conducting customer satisfaction surveys. DISTRIBUTOR shall share the responses to such surveys with MANUFACTURER, but DISTRIBUTOR shall be entitled to keep its customers’ identities confidential.

3.6	Truthfulness | Adequate and Consistent Representation

Neither PARTY shall make any false or misleading representations to DISTRIBUTOR’s end customers or others regarding the other PARTY or the Products. Neither PARTY shall make any representations, warranties or guarantees with respect to the specifications, features or capabilities of the Products that are not consistent with MANUFACTURER’s documentation accompanying the Products or MANUFACTURER’s literature describing the Products, in particular the Products’ instructions for use.

3.7	Promotional and Press Materials

MANUFACTURER must pre-approve any promotional material that is developed by DISTRIBUTOR and contains references to the Products. DISTRIBUTOR must at all times seek prior approval from MANUFACTURER for all promotional and press release material prior to that material being circulated in the public domain. Such approval shall not be unreasonably withheld.

3.8	Forecasting

DISTRIBUTOR shall provide MANUFACTURER with an annual non-binding forecast for each forthcoming year in order to enable DISTRIBUTOR to properly service all accounts, ensure prompt service to customers and avoid out-of-stock conditions.

DISTRIBUTOR shall send the first forecast with the first order to MANUFACTURER. Subsequently, the forecast for every following year shall be sent to DISTRIBUTOR in November of the previous year.

4.	Additional Obligations of MANUFACTURER

4.1	Marketing

a) MANUFACTURER will provide effective advertising, catalogues and literature in electronic form and in English at no cost to DISTRIBUTOR to enhance DISTRIBUTOR’s sales efforts, as MANUFACTURER reasonably deems necessary.

b) MANUFACTURER will provide DISTRIBUTOR with all marketing and technical information, brochures, instructional material, advertising literature, other product data available (if any are needed) at no charge to DISTRIBUTOR.

c) MANUFACTURER will keep DISTRIBUTOR informed of promotional activities, new products and policies of MANUFACTURER.

4.2	Training | Education

MANUFACTURER will provide assistance and pertinent sales and technical information to DISTRIBUTOR and to DISTRIBUTOR’S ‘ sales representatives by holding periodic sales seminars, meetings or training programs.

4.3	Repair & Replacement of Products

MANUFACTURER agrees that DISTRIBUTOR shall offer the express written warranty attached hereto as Exhibit E (the “Express Warranty”). MANUFACTURER shall repair or replace, in accordance with this Section 4.3, or as required by applicable law, any Products or parts thereof that prove to be defective in workmanship or material. MANUFACTURER will replace non-osseointegrated implants on the grounds of an agreed protocol and the proof that no user error has been made. Replacement amounts to a maximum amount of 4% of the sales quantity. All claims need to be submitted directly after DISTRIBUTOR has received notice of the occurrence with the official Dentalpoint online complaint form located at https://www.zeramex.com/docs/us/customer_information/customer_complaint_en_usa.pdf.

4.4	Regulatory Approvals or Clearance

MANUFACTURER represents, warrants, and covenants that it is and shall at all times remain responsible for obtaining all FDA and any other approvals or clearances necessary to distribute the Products in the Territory.

MANUFACTURER already has obtained the necessary regulatory approvals or clearance for the Products that are the subject of this Agreement (No. 1.5).

4.5	Indemnification by MANUFACTURER

MANUFACTURER shall, at its expense, indemnify, hold harmless and, at DISTRIBUTOR’s request, defend DISTRIBUTOR and any of its subsidiaries, affiliates, directors, officers, and employees, from and against any and all loss, cost, liability or expense arising out of or in connection with any third party claim that: (i) a Product caused injury or damage to a person or property; or (ii) that a Product infringes any patent, copyright, trade mark right, trade secret, mask work right or other proprietary right of any third party, or any other third-party claim arising out of or occurring in connection with sale, use or handling of the Products (collectively, the “Indemnification Obligations”); provided, however, that such Indemnification Obligations by MANUFACTURER shall not apply to the extent such third-party claim arises out of any breach of the DISTRIBUTOR’s duties pursuant to this Agreement.

4.6	MANUFACTURER’S Indemnification Obligations shall in no event exceed the aggregate amount of CHF 1,000,000

MANUFACTURER represents and warrants that the Products do not and will not infringe on the Intellectual Property rights of third parties.

5.	Non-Disclosure | Confidentiality Obligation

a) From time to time during the term of this Agreement, either Party may disclose or make available to the other Party information about its business affairs, the Products, vendor and customer information, confidential intellectual property, trade secrets, third-party confidential information, and other sensitive or proprietary information (collectively, “Confidential Information”). Confidential Information shall not include information that, the disclosing PARTY an establish, by reasonable documentation, at the time of disclosure is: (i) in the public domain; (ii) known to the receiving PARTY at the time of disclosure; or (iii) rightfully obtained by receiving PARTY on a non-confidential basis from a third party; or (d) independently developed by the receiving PARTY, without use of or reliance on the disclosing PARTY’s Confidential Information.

b) The receiving PARTY shall not disclose any such Confidential Information to any person or entity, except to the receiving PARTY’s employees who have a need to know the Confidential Information for the receiving PARTY to perform its obligations hereunder.

c) If a receiving PARTY is requested or required to disclose Confidential Information of the disclosing PARTY in response to a subpoena or other governmental process, it may do so, but it will notify the disclosing PARTY promptly in advance so that the disclosing PARTY can take appropriate action to seek to prevent the release of such information or protect itself in the event of such release.

d) Upon termination of the Agreement, the receiving PARTY shall promptly return to the disclosing PARTY all copies, whether in written, electronic, or other form or media, of the disclosing PARTY’s Confidential Information, or use commercially reasonable efforts to destroy all such copies and certify in writing to the disclosing PARTY that such Confidential Information has been destroyed.

6.	Business Plan

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7.	Intellectual Property

7.1	Ownership | Reservation of Rights

a) For purposes of this Section 7, “Intellectual Property” shall mean all intellectual property, tangible or intangible including, without limitation, any and all data, techniques, inventions, discoveries, ideas, processes, know-how, patents, patent applications, trade secrets, and other proprietary information. Except as expressly stated herein, neither PARTY grants any right or license to any of its Intellectual Property to hew other PARTY.

b) Title to all Intellectual Property related to the Products, including any amendment to or alteration of the Intellectual Property (whether made by DISTRIBUTOR or MANUFACTURER), remains vested at all times in MANUFACTURER.

c) DISTRIBUTOR expressly acknowledges MANUFACTURER’s ownership of all present and future rights, titles and interests to all Intellectual Property related to the Products.

d) DISTRIBUTOR recognizes and acknowledges that all proprietary rights in the Products, including without limitation, any Intellectual Property in or related to the Products, or the packaging, manuals or accompanying literature of the Products, are owned by, or have been licensed to MANUFACTURER.

e) Each PARTY acknowledges that it has never had, does not have, will not have or claim, and will not make any representations to third parties that it has any proprietary rights in the Intellectual Property of the other PARTY.

7.2	Use of Certain Trademarks and Trade Names

For the duration of this AGREEMENT, DISTRIBUTOR shall have the right to indicate to the public it is an authorized representative for the Products and to advertise within the Territory such Products under the trademarks, marks, and trade names MANUFACTURER maintains or may adopt from time to time (collectively, “Trademarks”). DISTRIBUTOR will not alter or remove any Trademark applied to the Products. Except as set forth in this Section 7.2, nothing contained in this AGREEMENT will grant to DISTRIBUTOR any right, title, or interest in the Trademarks.

7.3	Restricted Conduct

a) DISTRIBUTOR agrees that it shall not:

(i) except as expressly authorized by the terms of this AGREEMENT, disclose the Intellectual Property (or any part thereof) received by it from MANUFACTURER to any third party or affiliates (whether governmental, corporate or individual) except in accordance with the terms of this AGREEMENT;

(ii) engage in any conduct that is inconsistent with the proprietary interest of MANUFACTURER in the Intellectual Property;

(iii) register, nor to have registered, any trademarks, trade names or symbols of MANUFACTURER (or which are confusingly similar to the trademarks, trade names or symbols MANUFACTURER), in the Territory or elsewhere; or

(iv) hold itself out as being entitled to any proprietary interest in the Intellectual Property of MANUFACTURER.

Without limiting DISTRIBUTOR’s rights to any other Intellectual Property belonging to DISTRIBUTOR, MANUFACTURER expressly acknowledges DISTRIBUTOR’s rights to the TILOBEMAXX and l-HEXMRT trademarks and agrees that they are not confusingly similar to any Trademark of MANUFACTURER.

8.	Quality Assurance Agreement.

The PARTIES agree to the Quality Assurance Agreement set forth in Exhibit C attached hereto.

9.	Other Representations and Warranties

a) Each PARTY represents and warrants to the other PARTY that:

(i) it is duly constituted and validly existing under all relevant laws;

(ii) it has the authority to enter into and perform its obligations under this AGREEMENT;

(iii) it has the relevant expertise, experience, skill and resources required to adequately develop the necessary infrastructure to carry out its obligations under this AGREEMENT;

(iv) its obligations under this AGREEMENT are valid, binding and enforceable against it in all material respects in accordance with its terms;

(v) it will comply with all pertinent laws, regulations and requirements applicable to the duties conducted hereunder and applicable to the Products; or

(vi) it shall have in effect at all times during the duration of this AGREEMENT all necessary licenses, permits, and authorizations from all authorities necessary to the performance of its obligations under this AGREEMENT.

b) The MANUFACTURER and the DISTRIBUTOR shall in no case have any liability to each other for loss of use, profits, business opportunity, and other special, indirect, or consequential losses or damages except in the instance of fraud, gross negligence, willful misconduct, or third party indemnity claims.

10.	Duration of the AGREEMENT and Termination

10.1	Term

This AGREEMENT enters into force on the date indicated on its cover page. The AGREEMENT shall be entered into for an unlimited duration, starting from the date hereof, until terminated in accordance with this Section 10. Termination shall not relieve either PARTY of obligations incurred prior thereto.

10.2	Termination by Mutual Consent

This AGREEMENT may be terminated at any time by mutual consent of MANUFACTURER and DISTRIBUTOR.

10.3	Ordinary Termination

Each PARTY may terminate this AGREEMENT in its entirety at any time by giving twelve (12) months’ notice in writing to the other PARTY.

10.4	Termination for DISTRIBUTOR’s Failure of Sales Targets

a) Should DISTRIBUTOR fail to meet the quantities of sold Products by twenty (20%) percent to fifty (50%) percent, as established in the PARTIES’ Business Plan pursuant to Section 6 of this AGREEMENT, MANUFACTURER shall be entitled to terminate the contract with the DISTRIBUTOR upon six (6) months’ notice; provided, however, if during such six (6) month period following notice (the “Probation Period”), DISTRIBUTOR meets the quantities of sold Products for such Probation Period as set in Section 6 of this AGREEMENT (prorated appropriately for the length of such Probation Period), then MANUFACTURER shall no longer have the right to terminate this AGREEMENT pursuant to this Section 10.4.

b) If DISTRIBUTOR, having complied with this AGREEMENT, fails to meet the quantities of sold Products by fifty (50%) percent or more, as established in the PARTIES’ Business Plan pursuant to Section 6 of this AGREEMENT, DISTRIBUTOR or MANUFACTURER shall be entitled to terminate the contract with the DISTRIBUTOR upon two (2) months’ notice. For avoidance of doubt, DISTRIBUTOR’s failure to meet the Business Plan or any sales targets or quotas shall not, in and of itself, constitute a breach of this AGREEMENT.

10.5	Termination for MANUFACTURER’s Failure to Satisfy Fill Rate

In the event that MANUFACTURER fails to achieve a [***] Fill Rate (as defined in this Section 10.5) for any confirmed purchase order (each, a “Fill Rate Failure”), DISTRIBUTOR shall notify MANUFACTURER of such Fill Rate Failure(s) in writing (email is accepted), and MANUFACTURER shall have ninety (90) days from the date of such notice to cure the Fill Rate Failure(s) (“Fill Rate Cure Period”). The PARTIES hereby agree that MANUFACTURER shall be deemed to have cured a Fill Rate Failure by achieving a [***] Fill Rate (as defined below) during the Fill Rate Cure Period for each purchase order subject to the Fill Rate Failure. The term “Fill Rate” shall mean that [***] of any purchase order placed by DISTRIBUTOR for the Products that MANUFACTURER is obligated to fill and deliver as required by this AGREEMENT.

10.6	Termination for Failure to Agree to a Business Plan or Prices

If the PARTIES, after making a good faith effort, are unable to agree upon a business plan as required by Section 6 or to changes in the Suggested Retail Prices pursuant to Section 2.1, either PARTY may terminate this AGREEMENT upon at least ninety (90) days written notice to the other PARTY.

10.7	Termination without Observing Notice Period

a) A PARTY may terminate this AGREEMENT in its entirety with immediate effect by written notice to the other PARTY if the other PARTY:

(i) engages in serious intentional misrepresentation or other dishonesty in regard to this AGREEMENT;

b) has failed to pay any amount due and owing under the terms of this AGREEMENT more than 28 days past the due date of such payment; or

(i) commits a breach of any provision of this AGREEMENT and (i) where the breach reasonably can be cured, has not cured said breach within thirty (30) days after written notice of such breach; or (ii) where the breach cannot reasonably be cured, the breaching PARTY has previously committed a breach of similar nature and has received written warning that the non-breaching PARTY reserves right to terminate the AGREEMENT in case of another, similar breach; or

c) A PARTY may also terminate this AGREEMENT in accordance with Section 12.

10.8	Effect of Termination

In the event of the termination of this AGREEMENT as provided in Sections 10.2 to 10.7 of this AGREEMENT, this AGREEMENT shall forthwith become void and there shall be no liability of any PARTY hereto, except the following sections shall survive indefinitely: 4.3, 4.5, 5, 7, 13.2, 13.3, 13.5,13.11 and Exhibit C Section 12.

11.	Insurance

11.1

During the entire term of this AGREEMENT, MANUFACTURER shall obtain, at its sole cost and expense, and maintain in full force and effect a minimum required program of insurance which includes the following:

a)	general liability insurance, which shall include coverage for contractual liability and products/completed operations, with limits of $10,000,000 per occurrence and per year and in the aggregate;

b)	product liability coverage, with limits of $20,000,000 per occurrence and per year and in the aggregate;

c)	all risk property insurance, in an amount and form sufficient to cover risk of loss or damage to any property of DISTRIBUTOR in Manufacturer’s care, custody and control.

11.2

MANUFACTURER shall ensure continuity of coverage for claims as stated in Section 11.1 which may be presented following the expiration or termination of this AGREEMENT. MANUFACTURER agrees to be solely responsible for the payment of all deductibles or self-insured retention amounts under its program of insurance. Failure to maintain the foregoing required insurance shall be deemed a material breach of this AGREEMENT. MANUFACTURER agrees to provide written notice to DISTRIBUTOR within five (5) business days of becoming aware of any material change in, cancellation or non-renewal of the foregoing required insurance that could impact MANUFACTURER’s ability to meet the requirements set forth herein.

11.3	DISTRIBUTOR shall maintain such insurance coverages as would be considered reasonable and prudent given the nature and scope of its business.

12.	Compliance With the Law

a) The PARTIES agree that they will comply with all pertinent laws, regulations and requirements applicable to the duties conducted hereunder and applicable to the Products, including, without limitation, the federal Stark law, federal false claims act, federal anti-kickback statute, federal Health Insurance Portability and Accountability Act provisions, federal Sunshine Act, federal civil monetary penalties statute, and any other applicable laws; and will keep accurate records of Products inventory.

b) The PARTIES represent and warrant that at present and during the term of the AGREEMENT they and their owners, principals, employees and/or contractors (i) have not been sanctioned within the meaning of Social Security Act Section 1128A or any amendments thereof; (ii) have not been convicted of violating the federal Stark law, federal false claims act, federal anti-kickback statute, federal Health Insurance Portability and Accountability Act provisions, federal Sunshine Act, federal civil monetary penalties statute, or any other applicable laws; (iii) have not been debarred, excluded or suspended from participation in any federal or state health care program; (iv) have not had a complaint filed against them by any enforcement agency; (v) have not engaged in any conduct that could give rise to sanctions, convictions, or violations of any of the identified laws; and (vi) are free to enter into this relationship and that by doing so, are not violating any agreement or understanding, written or unwritten, with any third party.

c) The PARTIES covenant and agree that they shall have in effect at all times during the duration of this AGREEMENT all necessary licenses, permits, and authorizations from all federal, state, and local authorities necessary to the performance of their obligations under this AGREEMENT.

d) The PARTIES covenant and agree that during the term of this AGREEMENT neither PARTY nor any of their individual owners, principals, employees and/or independent sales representatives or other contractors performing sales and marketing functions for DISTRIBUTOR shall market or sell any of the Products to any physician who is his or her immediate family member. For purposes of this AGREEMENT, “immediate family member” means husband or wife; birth or adoptive parent, child, or sibling; stepparent, stepchild, stepbrother, or stepsister; father-in-law, mother-in-law, son-in-law, daughter-in-law, brother- in-law, or sister-in-law; grandparent or grandchild; and spouse of grandparent or grandchild.

13.	Miscellaneous

13.1	Independence of the PARTIES

Nothing contained in this AGREEMENT shall be construed to make a PARTY the agent of the other PARTY for any purpose, and neither PARTY hereto shall have any right whatsoever to incur any liabilities or obligations on behalf or binding upon the other PARTY. The PARTIES specifically agree that it shall have no power or authority to represent the other PARTY in any manner and that the relationship between the PARTIES is that of independent contractors. Nothing contained in this AGREEMENT shall be construed as creating any agency, partnership, franchise, business opportunity, joint venture, or other form of joint enterprise, employment or fiduciary relationship between the PARTIES..

13.2	Confidentiality of AGREEMENT

a) The terms and substance of this AGREEMENT, including any previous or subsequent related agreements and negotiations leading up to such agreements, as well as all documents and information the PARTIES exchanged in connection with the AGREEMENT shall be confidential.

b) Neither PARTY may disclose any portion of this AGREEMENT to any third party, except counsel and other representatives, or to the extent necessary to enforce this AGREEMENT, without the prior written consent of the other PARTY. The PARTIES shall coordinate regarding any joint or individual announcement about this AGREEMENT to the public.

13.3	Notices

a) All notices required under this AGREEMENT shall be sent in English, registered mail, return receipt requested, as follows:

If to MANUFACTURER:

DentalPoint AG

Chief Executive Officer

Bodenaeckerstrasse 5

8957 Spreitenbach

Switzerland

If to DISTRIBUTOR:

Keystone Dental, Inc.

Chief Executive Officer

154 Middlesex Turnpike

Burlington, MA 01803

USA

b) Either PARTY may change its address for notice purposes by notifying the other PARTY of such change of address, such notice to be as required herein.

13.4	Entire AGREEMENT | Amendment and Modification

a) This AGREEMENT constitutes the entire contract between the MANUFACTURER and DISTRIBUTOR. No modifications of its terms or conditions (including this Section 13.4) shall be binding on either PARTY unless made in writing and signed by both PARTIES.

b) This AGREEMENT supersedes and cancels any and all previous contracts, arrangements, or understandings that may have existed or may exist between the PARTIES. There are no understandings, representations or warranties of any kind expressed or implied between the PARTIES that are not expressly set forth herein. Notwithstanding any principle of law or any other document, any general terms and conditions heretofore or hereafter found in MANUFACTURER’s confirmation or on any website or other document or communication promulgated by MANUFACTURER shall be of no force or effect to vary the terms of this Agreement.

13.5	Severability

If any provision(s) of this AGREEMENT is held invalid, illegal or unenforceable by a court of competent jurisdiction, the remainder of the AGREEMENT shall be valid and enforceable and the PARTIES shall negotiate in good faith a substitute, valid and enforceable provision which most nearly effects the PARTIES’ intent in entering into this AGREEMENT.

13.6	Assignment; Subcontracting

a) This AGREEMENT constitutes a personal contract and neither PARTY shall transfer, delegate, subcontract, or assign the AGREEMENT or any part thereof, including any rights, interests, or obligations hereunder, without the other PARTY’s prior written consent, which shall not be unreasonably withheld. Notwithstanding the foregoing, no consent shall be necessary foran assignment or transfer to an acquiror of or successor to the assignor’s business, so long as the assigning PARTY notifies the other PARTY in advance and such acquiror or successor becomes bound to this AGREEMENT by assumption or operation of law, is fully capable of and qualified under all applicable law for performing the assignor’s obligations.

b) For the avoidance of doubt, notwithstanding any subcontract by MANUFACTURER in accordance with this Section 13.6, MANUFACTURER shall remain subject to the terms of this AGREEMENT and liable to DISTRIBUTOR for performance of this Agreement and for any actions or omissions of a subcontractor.

13.7	Exhibits to this AGREEMENT

The Exhibits to this AGREEMENT form an integral part of this AGREEMENT.

13.8	Governing Law

This AGREEMENT shall be governed by and construed in accordance with the substantive laws of Switzerland, without regard to Swiss conflicts of law rules. The PARTIES agree that the United Nations Convention on Contracts for the International Sale of Goods does not apply to this AGREEMENT.

13.9	Jurisdiction/Jury Waiver

The exclusive place of jurisdiction for any dispute, claim or controversy arising under, out of or in connection with or related to this AGREEMENT (or subsequent amendments thereof), including, without limitation, disputes, claims, controversies regarding its existence, validity, interpretation, performance, breach or termination, shall be the city of Baden, Canton of Aargau, Switzerland. To the extent permitted by law and subject to the reservations made herein, the Commercial Court of the Canton of Aarau, Switzerland, shall be the exclusive place of jurisdiction on this subject matter. The MANUFACTURER reserves the right to file a lawsuit and/or injunction(s) against the DISTRIBUTOR in the courts at the corporate seat of the DISTRIBUTOR and/or at the domicile of the DISTRIBUTOR and/or to the courts at the place where an infringement of this AGREEMENT by the DISTRIBUTOR has occurred.

13.10	Force Majeure

a) Force Majeure Effect. No PARTY shall be held liable or responsible for failure or delay in fulfilling or performing any of its obligations under this AGREEMENT if such failure or delay is caused by acts of God, acts of the public enemy, fire, explosion, flood, drought, war, terrorists, riot, sabotage, embargo or other government action, or by any other event or circumstance of like or different character to the foregoing beyond the reasonable control and without the fault or negligence of the affected PARTY (a “Force Majeure Event”). Such excuse shall continue as long as the Force Majeure Event continues. Upon cessation of such Force Majeure Event, such PARTY shall promptly resume performance under this AGREEMENT.

b) Notice of Force Majeure. The affected PARTY agrees to give the other PARTY prompt written notice of the occurrence of any Force Majeure Event, the nature thereof and the extent to which the affected PARTY will be unable to perform its obligations under this AGREEMENT. The affected PARTY further agrees to use reasonable efforts to correct the Force Majeure Event as quickly as possible, to perform its obligations under this AGREEMENT to the extent feasible given the Force Majeure Event, and to give the other party prompt written notice when it is again fully able to perform such obligations.

c) Allocation of Capacity. If, as a result of a Force Majeure Event, MANUFACTURER at any time is unable to fully supply the purchase orders of DISTRIBUTOR for any Product in accordance with this Agreement, MANUFACTURER shall equitably allocate its available resources and production capacity among DISTRIBUTOR and its other customers taking into consideration the respective requirements of each during a reasonable period of time prior to the allocation, as well as such requirements during the allocation period.

d) Termination of Agreement. If as a result of a Force Majeure Event, a PARTY does not perform its obligations under this AGREEMENT for any period of ninety (90) consecutive days, then the other PARTY shall have the right to terminate this AGREEMENT, by written notice to the nonperforming PARTY.

13.11	Arbitration

If the parties are unable to resolve any dispute involving this AGREEMENT or the Products (the “Dispute”) by mutual agreement, the Dispute shall be finally settled under the Rules of Arbitration (the “ICC Rules”) of the International Chamber of Commerce (“ICC”) by three (3) arbitrators designated as follows. Each PARTY shall designate one arbitrator. The third arbitrator shall be designated by the two arbitrators designated by the PARTIES. If either PARTY fails to designate an arbitrator within thirty (30) days after the filing of the dispute with the ICC, such arbitrator shall be appointed in the manner prescribed by the ICC Rules. An arbitration proceeding hereunder shall be conducted in London, U.K., and shall be conducted in the English language. Any translations into other languages shall be at MANUFACTURER’s expense. The decision or award of the arbitrators shall be in writing and is final and binding on both PARTIES. The arbitration panel shall award the prevailing PARTY its attorneys’ fees and costs, arbitration administrative fees, panel member fees and costs, and any other costs associated with the arbitration, the enforcement of any arbitration award and the costs and attorney’s fees involved in obtaining specific performance of an award; provided, however, that if the claims or defenses are granted in part and rejected in part, the arbitration panel shall proportionately allocate between the PARTIES those arbitration expenses in accordance with the outcomes; provided, further, that the attorney’s fees and costs of enforcing a specific performance arbitral award shall always be paid by the non-enforcing PARTY, unless the applicable action was determined to be without merit by final, non-appealable decision. The arbitration panel may only award damages as provided for under the terms of this AGREEMENT and in no event may punitive, consequential and special damages (or as otherwise specified in this AGREEMENT, including, without limitation, Section 9 be awarded. In the event of any conflict between the Rules and any provision of this AGREEMENT, this AGREEMENT shall govern. The award of the arbitrators may be entered and enforced in any court having jurisdiction.

[Signature Page Follows]

IN WITNESS WHEREOF, the PARTIES hereto have executed this AGREEMENT as of the day and year indicated above.

DentalPoint AG	Keystone Dental, Inc.

By: Adrian Hunn	By: Melker Nilsson
Title: CEO	Title: CEO

By: Philip Bolleter	By: Amnon Tamir
Title: CTO	Title: CFO

Exhibit A - Products

[***]

Exhibit B - Price Lists

[***]

Exhibit C—Quality Agreement

Quality Agreement

by and between

Supplier Name:	DENTALPOINT AG

Bodenäckerstrasse 5
8957 Spreitenbach
Switzerland
Address:

and

Keystone Dental, Inc

154 Middlesex Turnpike Burlington, MA 01803

Main Office: (781) 328-3300

www.keystonedental.com

Supplier:		Keystone Dental, Inc.

Signature		Signature

Adrian Hunn	Philip Bolleter	Melker Nilsson
Name		Name

CEO	CTO	CEO
Title		Title

January 6, 2021		January 6, 2021
Date		Date

This document contains a summary of the Quality requirements and responsibilities as a Supplier when conducting business with Keystone Dental.

1.	Effective Date

The Quality Agreement is effective as of the date of last signature by the parties above (the “Effective Date”).

2.	Term of Quality Agreement

This Quality Agreement shall commence on the Effective Date and shall remain in effect for as long as the Supplier supplies Product to Keystone Dental.

3.	Scope

3.1

The parties have entered into a separate written agreement from this Quality Agreement under which Supplier will provide to Keystone Dental hereafter referred to as (“Distributor”) the products and/or services (the “Products”) per Section 3.2 below. This Quality Agreement defines the obligations of the parties to ensure that the Products satisfy Distributor quality and regulatory requirements.

3.2	The Products covered by this agreement are listed in Appendix 2.

3.3	Supplier manufactures the Products at or provides Services at the following sites:

Dentalpoint AG

Bodenäckerstrasse 5

8957 Spreitenbach

Switzerland

4.	Amendments to the Quality Agreement

This Quality Agreement may be amended by the written consent of both parties.

The parties agree to amend terms of this Quality Agreement so as to ensure the Products continue to meet regulatory requirements of applicable regulatory agencies, as may exist from time to time.

If an amendment to this Quality Agreement is proposed, the proposing party will circulate the proposed amendment to the appropriate contact person at Supplier and Distributor for review and approval (listed in Appendix 1).

5.	General

•

Quality Representative. Supplier will designate a quality representative that will be responsible for acting as a liaison with Distributor through Distributor’s designated representative(s) as the point person for any quality issues, for obtaining information on any regulatory approvals or certifications required for the Products. Supplier shall provide Distributor, upon request, with copies of documentation relating to documentation demonstrating applicable regulatory approvals or certifications for the Products and/or Supplier sites. The Quality Representatives at Supplier and Distributor is listed in Appendix 1 (Contacts).

•	The Supplier will be ethical in its relationship with Distributor which includes protecting our confidential and intellectual property from other companies which share your resources.

6.	Product Pre-Market Approval/ Registrations

•	Supplier shall be exclusively responsible for obtaining all regulatory approvals and product registrations for all products included in this agreement prior to shipment to Distributor.

•	Supplier shall provide to Distributor, immediately but not later than five (5) days of receipt by Supplier any notice regarding the ability to lawfully market Products.

7.	Quality Management System

•

The Supplier shall maintain a Quality Management system which meets the requirements of the current effective revisions of FDA 21CFR820 and ISO 13485. Supplier’s facilities shall be certified to conform to the requirements of ISO 13485 or successor standards or their equivalent at all times in manufacturing and delivering the Products under this Agreement and will provide a copy of the certificate to Distributor. Supplier shall inform Distributor of any changes to Supplier’s quality management system certifications.

8.	Periodic Meetings and On-site Supplier Audit

Distributor and Supplier will have periodic meetings, which may be in the form of regularly scheduled meetings (face to face or conference call), Supplier quality/business review or impromptu meetings as required. Supplier shall allow Distributor personnel access to Supplier’s facility or facilities used in the manufacture or testing of Products for observation, review for Product issues, etc.

Upon reasonable advanced written notice to Supplier, Distributor shall have the right to conduct an audit of the Supplier with respect to the Product and Supplier’s compliance with the terms of this Agreement (a “Quality Audit”). Supplier shall provide Distributor with access to Supplier’s facilities, Product records and/or operations to conduct the Quality Audit during normal business hours.

In the event that a Quality Audit finds or identifies any condition(s) that are not in compliance with this Agreement, Specifications or other quality system issue (hereinafter an “Observation”), then Supplier shall be responsible to provide Distributor with a written corrective action plan within a reasonable timeframe not to exceed thirty (30) calendar days after the receipt of the Quality Audit report. The corrective action plan shall, at a minimum, capture the results of an investigation into the cause of the Observation, a description detailing Supplier’s steps for addressing each Observation and implementing proposed corrective and preventive actions and a schedule indicating when such corrective and preventive actions would be effective.

9.	Declaration of Conformity

Supplier agrees to sign and provide a declaration of conformity (“Declaration of Conformity”) for each shipment of Product confirming that all the materials processes, and/or finished product supplied under that order conform to the Specifications, any particular requirements included in the Purchase Order.

10.	Non-Conformances & Corrective Action

•

All Products are subject to Distributor’s inspection or test before final acceptance at Distributor’s facility. If any Product delivered under this Agreement fails to conform to the Specifications, Distributor shall notify Supplier of such failure, and Supplier shall promptly deliver conforming Products to Distributor.

•

Distributor may initiate a NCR (Non-conforming product report) and/ or a Supplier corrective action request (“SCAR”) when Distributor identifies a product/process nonconformity. Supplier shall investigate the cause of the nonconformity and provide to Distributor, a corrective action plan no later than thirty (30) calendar days of receipt of a SCAR and the related information needed for the investigation. Supplier shall implement the agreed corrective actions and effectiveness check within the agreed timeframe and provide the records to Distributor. Although the completion and closure of the supplier corrective action may require longer than 30 days, it is expected that the initial plan for correction will be submitted to Distributor within 30 days.

11.	Changes

•

Supplier shall notify Distributor in writing for review and approval prior to implementing (i) any changes which will affect the fit or function of any of the Products, (ii) any change to Supplier’s part number for a Product, (iii) any changes that require Distributor or a subcontractor to perform any work on items that interoperate with the Product, including but not limited to software updates, (v) any changes in packaging and labelling or (vi) any changes which would invalidate regulatory approvals. Distributor shall have the right to accept or reject Products with the proposed change. Supplier shall also provide notice to Distributor of any name change.

12.	Record Retention

•	The Supplier must retain device history records (DHR) for delivered materials for a period that is in compliance with FDA 21CFR820 and other applicable regulatory requirements.

13.	Complaints

•

The Supplier shall provide Distributor with their Product Complaint Form for customers to facilitate gaining sufficient information about the complaint. Supplier is responsible for handling and investigating all complaints, including root cause analysis and corrective action and assessing the reportability to regulatory authorities.

•

If Distributor becomes aware of a complaint, Distributor will inform Supplier about the complaint within ten (10) business days. Known information, and the Device subject to complaint, if applicable, shall be forwarded to Supplier.

•	Supplier is responsible for issuing to Distributor customer complaint responses and investigation reports upon request by Distributor within seventy (70) days from the awareness date of the request.

•

Where Distributor considers or has reason to believe that a Device which Distributor has placed on the market is not in conformity with applicable regulations, Distributor shall inform Supplier within ten (10) business day after becoming aware of the non-conformity.

•

If Distributor becomes aware of a complaint that indicates a serious public health threat, death or unanticipated serious deterioration in health, Distributor will inform Supplier about the complaint within 24 hours. Supplier shall provide Distributor with the decision regarding necessary corrective action within two (2) business days from receiving Distributor’s information.

14.	Medical Device Reporting and Vigilance Reporting

•

Supplier is responsible for performing the adverse event reporting / US Medical Device Reporting (MDR) / Medical Device Vigilance (MDV) to all applicable health authorities within the required timelines in compliance with applicable regulations. Supplier shall inform Distributor in writing confirming the reporting of specific complaints. If requested by a health authority, Supplier shall provide free samples of the Device or, where that is impracticable, grant access to the Device.

15.	Field Actions/ Recalls

•

Supplier shall be exclusively responsible for making the decision about a field action/recall, initiating, handling, reporting, if necessary, and coordinating the field action recall. Distributor will assist Supplier as reasonably requested by Supplier. If Distributor manages the import or holds corresponding import licenses, license or registration, Supplier shall first provide Distributor with the necessary information and documents (e.g. the recall strategy, customer letter (“Field Safety Notice”) and Distributor shall then perform the recall of the Devices on behalf of, and as directed by the Supplier.

•	Distributor’s costs for performing the field action/recall on behalf of Supplier or for assisting Supplier shall be borne by Supplier.

•

Distributor shall cooperate with Supplier and, where applicable, Supplier’s authorized representative, the importer (if different to Distributor), and the health authorities, to ensure that the necessary corrections and corrective actions to bring the Device into conformity is taken.

•	Supplier will notify Distributor within one (1) business day after becoming aware of device safety related issues.

•	Supplier is responsible for the reporting of field actions to the health authorities, unless applicable local laws or regulations require that Distributor performs the reporting.

16.	Responsibilities Matrix

1.	Compliance Requirements and GMP
	Distributor	Supplier	Not Applicable	Responsibility

1.1.	☒	☒	☐	Implement procedures and/or documented training to meet obligations under this Agreement.

1.2.	☒	☒	☐	Manufacture, test,package, store, and ship the Product under conditions meeting the applicable GMP regulations and in adherence to applicable regulatory submissions.

1.3.	☒	☒	☐	Operate in compliance with applicable environmental, occupational health and safety laws and regulations to state/federal/international level.

1.4.	☐	☒	☐	Maintain a quality unit that is independent of production that fulfills quality assurance and quality control responsibilities.

1.5.	☒	☒	☐	As it relates to this Quality Agreement, notify the other party of name change, corporate reorganization, consolidation, merger or acquisition or sale of the party’s company.

1.6.	☐	☒	☐	Provide Declaration of Conformity, and sterility confirmation documentation per batch/lot upon request.

1.7.	☐	☒	☐	Provide written notification of any change to product, labeling, processes as defined in this agreement.

1.8.	☒	☒	☐	ISO 13485 Certified

1.9.	☐	☐	☒	21 CFR 1271 Compliant

1.10.	☒	☒	☐	21 CFR 820 Compliant

2.	Quality Management System
	Keystone Dental	Supplier	Not Applicable	Responsibility

2.1.	☒	☒	☐	Maintain Quality Management System which complies with FDA 21CFR820 and ISO 13485

3.	Validation
	Keystone Dental	Supplier	Not Applicable	Responsibility
3.1.	☐	☒	☐	Perform required qualifications/validations for processes and products (examples include but not limited to: Cleaning Validation, Process Validation, Sterilization Validation, Packaging and Shelf Life Validations).

4.	Regulatory Compliance
	Keystone Dental	Supplier	Not Applicable	Responsibility
4.1.	☐	☒	☐	Ensure the specific required Product approvals/registrations (e.g., in the U.S 510(k) clearance) are valid and current for all Product supplied by Supplier to Distributor for all applicable markets. Provide copies of applicable FDA clearance letter(s), product registrations and other evidence of product market approval, upon request.

4.2.	☐	☒	☐	Ensure facility licenses and registrations are valid and current with the regulatory agencies and/or competent authorities.

4.3.	☒	☐	☐	Responsible as the importer of record

5.	Complaints Handling
	Keystone Dental	Supplier	Not Applicable	Responsibility
5.1.	☒	☐	☐	Maintain a complete record of customer product quality complaints which are forwarded to Supplier for investigation if complaint attributable to product supplied by Supplier.

5.2.	☐	☒	☐	Complete a complaint investigation and provide a written response.

5.3.	☐	☒	☐	Make reportability decisions for complaints and submit to applicable Regulatory Agencies all reportable events in accordance with applicable regulations.

6.	Recall
	Keystone Dental	Supplier	Not Applicable	Responsibility
6.1.	☐	☒	☐	Supplier to make and inform Keystone Dental of any matter which may result in the need for a recall, stock recovery or market withdrawal.

6.2.	☒	☒	☐	Parties will provide requested information which will assist in the processing of the recall/ stock recovery/ market withdrawal

6.3.	☒	☐	☐	Maintain distribution records that permit complete and rapid recall of the product on the market

6.4.	☐	☒	☐	Development of the recall strategy that applies to the specific circumstances of the recall, including Health Hazard Evaluation and CAPA.

6.5.	☐	☒	☐	Develop and provide written recall communication

6.6.	☒	☒	☐	Conduct recall per applicable regulations and Supplier instructions

6.7.	☒	☒	☐	Recall effectiveness/ reconciliation status reports to be provided upon request.

6.8.	☐	☒	☐	Notifications and follow up to regulatory agencies as required.

7.	Audit
	Keystone Dental	Supplier	Not Applicable	Responsibility
7.1.	☐	☒	☐	Allow audit of facilities and systems and review of documentation as they relate to this agreement.

7.2.	☐	☐	☒	For Suppliers considered crucial or critical, the Supplier will also be subject to unannounced audits by Keystone Dental’s Notified Body.

Contacts

Contact Persons for Notices

(including Notices of Amendment, Assignment, Termination, Resolution of Quality Issues, Regulatory Documentation)

	Supplier	Keystone Dental, Inc.
Name:	Pascal Wettstein	Linda Jalbert

Title:	VP QA/RA	VP QA/RA

Phone/Fax	+41 79 853 36 64	781-328-3360

Address (mail delivery)	Bodenäckerstrasse 5 8957 Spreitenbach Switzerland	154 Middlesex Turnpike Burlington, MA 01803

Email Address:	pascal.wettstein@zeramex.com	ljalbert@keystonedental.com

With a Copy to:	Complaint handling	Quality Assurance

Name:	Romina Bolleter	Okwha Kim

Title:	Quality Manager	Sr. Quality Assurance Engineer

Phone/Fax	+41 44 542 41 71	781-328-3580

Email Address:	romina.bolleter@zeramex.com	okim@keystonedental.com

Address (mail delivery)	Bodenäckerstrasse 5 8957 Spreitenbach Switzerland	154 Middlesex Turnpike Burlington, MA 01803

1.	Contacts and Responsible Persons

1.1	Contacts and Responsible Persons of MANUFACTURER

Position	Telephone	E-mail	Name

CEO:	+41 44 388 36 35	adrian.hunn@zeramex.com	Mr Adrian Hunn

Head RA/Q:	+41 44 388 36 30	pascal.wettstein@zeramex.com	Mr Pascal Wettstein

Head Marketing:	+41 44 388 36 34	christian.roth@zeramex.com	Mr Christian Roth

1.2	Contacts and Responsible Persons of DISTRIBUTOR

Position	Telephone	E-mail	Name

CEO:	+1 805 377-2100	mnilsson@keystonedental.com	Melker Nilsson

Head RA/Q:	+1 978 390-3345	ljalbert@keystonedental.com	Linda Jalbert

Head Marketing	+1 949 290-2100	[glandreville@keystonedental.com	Gisela Landreville